Exhibit 10.38

Execution Copy

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 30, 2003, between Transkaryotic Therapies, Inc., a Delaware corporation (the “Company”), and Michael J. Astrue (the “Executive”).

1.               EMPLOYMENT.  The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions herein set forth.

2.               DUTIES.  The Executive shall be engaged as a full-time employee to act as the Company’s President and Chief Executive Officer, and shall report to the Company’s Board of Directors (the “Board”).  The Executive shall perform the duties consistent with such positions as the Board shall from time to time reasonably provide.  The Executive shall devote his entire time, attention and energies to the business of the Company and shall not engage in any other business activity or activities, whether or not such business activity is pursued for gain, profit or other pecuniary advantage that, in the judgment of the Board, may conflict with the proper performance of the Executive’s duties under this Agreement.  Notwithstanding the foregoing, (a) with respect to businesses which do not compete with the Company, the Executive may invest his personal or family assets in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, and (b) the Executive may purchase securities in any corporation whose securities are regularly traded in recognized securities markets, provided that such investments shall not result in his collectively owning beneficially at any time one percent (1%) or more of the equity securities of any corporation engaged in a business competitive to that of the Company.

3.               COMPENSATION.

(a)  BASE SALARY.  For services rendered under this Agreement, the Company shall pay the Executive an annual salary of $400,000 (the “Base Salary”), payable (after deduction of applicable withholding for Federal and state income and payroll taxes) in equal semi-monthly installments.  As requested by the Executive, the Company shall not pay the Executive, and the Executive shall forego, any compensation under this Section 3(a) until the ninetieth (90th) day following the Commencement Date (as defined below), except to the extent that such compensation or a portion of such compensation is required to be paid by law.  Notwithstanding the previous sentence, for all other purposes of this Agreement, the Executive shall be treated, and the benefits provided to the Executive shall be determined, as if the Executive was not foregoing any compensation under this Section 3(a).  The Compensation Committee of the Board (the “Committee”) may review the Executive’s compensation annually and make such increases to the Base Salary as the Committee determines are merited, based upon the Executive’s performance and consistent with the Company’s compensation policies as established by the Committee.  Any such increase in annual Base Salary shall be communicated to the Executive shortly after the January meeting of the Board of Directors and shall be made effective on the first day of January each year.  The Executive’s Base Salary may not be reduced to an amount that is less than $400,000 without the written consent of the Executive.

(b)  BONUS.  The Committee and the Executive shall establish objective performance goals for the Executive for each calendar year. Upon the attainment of such performance goals, but subject to the overall performance of the Company during such year, the Executive may be entitled to a bonus targeted at fifty percent (50%) of the Base Salary, as determined by the Committee.  Within thirty (30) days after the close of each such calendar year, the Committee shall evaluate the attainment of the performance goals for such calendar year and determine the amount of any performance bonus payable hereunder. Any such performance bonus shall be payable within ninety (90) days after the calendar year to which it relates.

(c)  FRINGE BENEFITS.  In addition to Base Salary and Bonus payments under Sections 3(a) and (b) above, the Executive shall be eligible for and participate in such fringe benefits, in accordance with the terms of each such benefit, as shall be generally provided to executives of the Company, including incentive compensation, the Company’s 401(k) Plan, health and dental insurance, and any retirement programs, stock options plans or employee stock purchase plans which may be adopted from time to time during the term hereof by the Company.  Nothing herein contained shall be deemed to preclude the Company from granting such additional compensation or benefits to the Executive as it shall in its sole discretion determine.

(d)  STOCK OPTIONS.  Upon authorization by the Board and the Committee, on February 11, 2003,  the Company granted the Executive under the Company’s 1993 Long Term Incentive Plan, as amended (the “Plan”), stock options to purchase an aggregate of three hundred fifty thousand (350,000) shares of Common Stock of the Company, par value $.01 per share, at a purchase price of Three Dollars and Eighty Cents ($3.80) per share (the “Stock Options”).  The Stock Options will vest and become exercisable in four equal annual installments commencing on the first anniversary of the Commencement Date (as defined below); provided, however, that upon the termination of the Executive’s employment pursuant to Section 7(a)(iii) or 7(c), 50% of the Stock Options that have not vested as of the date of such termination shall automatically vest.  The Stock Options shall be subject to all the terms and conditions of the Plan and the Company’s standard form of Stock Option Agreement, copies of which have been delivered to the Executive separately.

4.               VACATION.  During the term of this Agreement, the Executive shall be entitled to annual vacation consistent with the Company’s vacation policy; provided, however, that notwithstanding the foregoing, the Executive shall be entitled to at least fifteen (15) annual vacation days accrued at the rate of 1.25 days per month.

5.               SICK LEAVE AND DISABILITY.  During the term of this Agreement, the Executive shall be entitled to sick leave consistent with the Company’s customary sick leave and disability policies.

6.               EXPENSES.  During the term of this Agreement, the Company shall reimburse the Executive in accordance with the Company’s customary policies for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

7.               TERM.

(a)          The Executive’s employment under this Agreement commenced on February 11, 2003 (the “Commencement Date”) and shall continue until terminated by the Company as provided in this Section 7(a) or by the Executive as provided in Sections 7(c) or (d) below.  For all purposes of this Agreement, this Agreement shall be deemed to have become effective on the Commencement Date and all references to the term of this Agreement shall mean the term beginning on the Commencement Date.  The Company may, at its election, terminate the obligations of the Company under this Agreement as follows:

(i)    upon at least sixty (60) days prior written notice if the Executive becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him hereunder and such inability to perform continues for a period in excess of six (6) months and is continuing at the time of such notice;

(ii)   for “Cause” immediately upon prior written notice of such termination to the Executive. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon

(A)      the Board’s determination that the Executive has ceased or failed to substantially perform his assigned duties (other than as a result of his incapacity due to physical or mental illness or injury), and has failed to remedy such failure within at least thirty (30) days of written notice from the Company to the Executive notifying him of such failure, it being agreed by the parties that the failure to achieve performance objectives is not sufficient by itself to constitute “Cause” hereunder,

(B)        the Executive’s death,

(C)        the Board’s determination that the Executive has engaged or is about to engage in conduct materially injurious to the Company, provided that any actions or any failures to act by the Executive which are taken or fail to be taken in good faith and in a manner which the Executive reasonably believed to be in, or not opposed to, the best interests of the Company shall not be Cause for termination under this Section 7(a)(ii)(C),

(D)       the Executive’s having been convicted of a felony, or

(E)         a material breach by the Executive of any covenants set forth in this Agreement, including without limitation, the covenants set forth in Sections 2, 9, or 11 hereof; or

(iii)       without Cause upon at least sixty (60) days prior written notice of such termination to the Executive.

(b)         If, subsequent to the date six (6) months after the Commencement Date, this Agreement is terminated pursuant to Section 7(a)(i) above, the Executive shall receive severance pay until the fourth anniversary of the Commencement Date at a rate equal to the Executive’s  Base Salary in effect immediately prior to such termination, reduced by the amount received by the Executive during such period under any Company maintained disability insurance policy or plan or under Social Security or similar laws.  If this Agreement is terminated at any time pursuant to Section 7(a)(ii) above, the Executive shall receive no severance pay.  If this Agreement is terminated pursuant to Section 7(a)(iii) above, the Executive shall receive severance pay, for a period of eighteen (18) months from and after such termination, at a rate equal to the Executive’s Base Salary in effect immediately prior to such termination.  Such severance payments (less applicable withholding and payroll taxes) shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary.

(c)          If (i) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within a reasonable time (not to exceed 30 days) after the Executive has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Executive believes constitute Good Reason and (ii) the Company fails to notify the Executive of the Company’s intended method of correction of these circumstances within a reasonable period of time (not to exceed 30 days) after the Company receives the notice from the Executive, or the Company fails to correct the circumstances within a reasonable period of time (not to exceed 60 days) after the Company receives the notice from the Executive (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in paragraph (C) below, relating to relocation), then within a reasonable period of time thereafter (not to exceed 30 days) the Executive may terminate his employment under this Agreement for Good Reason upon at least sixty (60) days written notice to the Company.  If this Agreement is terminated pursuant to this Section 7(c), the Executive shall receive severance pay, for a period of eighteen (18) months from and after such termination, at a rate equal to the Executive’s Base Salary in effect immediately prior to such termination.  Such severance payments (less applicable withholding and payroll taxes) shall be paid periodically to the Executive as provided in Section 3(a) for the payment of Base Salary.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:

(A)                    a material diminution in the responsibilities, duties, and powers of the Executive including, without limitation, (I) the Executive ceasing to be the President or Chief Executive Officer (provided that the Executive is willing to serve as such), (II) the failure to be accorded the responsibilities, duties and powers of such positions, (III) the assignment to the Executive of any duties inconsistent with such positions, (IV) a change in Executive’s reporting relationship such that he no longer reports directly to the Board, or (V) the failure of the Executive to remain a member of the Board (provided that the Executive is willing to serve as such).

(B)                    a reduction by the Company in the Executive’s Base Salary to an amount that is less than $400,000, unless agreed to by the Executive;

(C)                    the relocation of the Executive’s base office to an office that is more than 100 miles from the metropolitan Boston area;

(D)                   upon the sale of substantially all of the stock, assets or business of the Company, by merger, sale of assets or otherwise if the acquiror, purchaser or other successor to the Company in such transaction does not agree to assume and perform the Company’s obligations under this Agreement;

(E)                     any purported termination of the Executive’s employment by the Company which is not effected in accordance with the requirements of 7(a), and for purposes of this Agreement, no such purported termination shall be effective; or

(F)                     any material breach of this Agreement by the Company not described in paragraphs (A) through (E) above.

(d)         The Executive may terminate his employment under this Agreement for any reason upon at least sixty (60) days prior written notice.  In the event of any such termination of employment pursuant to this paragraph (d), the Executive shall not be entitled to any severance payments.

(e)          The provisions of Sections 7, 9, 10 and 11 shall survive the termination of this Agreement.

8.               REPRESENTATIONS. The Executive hereby represents to the Company that (a) he is legally entitled to enter into this Agreement and to perform the services and other obligations contemplated herein; (b) he has, and throughout the term of this Agreement will continue to have, the full right, power and authority, subject to no rights of third parties, to grant to the Company the rights contemplated by Section 10 hereof; and (c) he is not subject to any agreement, rule, regulation or policy of any university, research institution or other third party inconsistent with the foregoing representations.

9.               DISCLOSURE OF INFORMATION.

(a)          The Executive recognizes and acknowledges that the Company’s trade secrets, know-how and proprietary processes as they may exist from time to time (including, without limitation, information regarding methods, cultures, vectors, plasmids, synthesis techniques, nucleic acid sequences, purification techniques and assay procedures) as well as the Company’s confidential business plans and financial data are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Executive’s duties hereunder.  The Executive shall not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, know-how, processes, business plans or financial data to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment, these restrictions shall not apply to such secrets, know-how, and processes which the Executive can establish by competent proof:

(i)                  were known, other than under binder of secrecy, to the Executive prior to his initial employment by the Company which commenced on May 18, 2000;

(ii)               were passed into the public domain prior to or after their development by or for the Company, other than through acts or omissions attributable to the Executive; or

(iii)            were subsequently obtained, other than under binder of secrecy, from a third party not acquiring the information under an obligation of confidentiality from the disclosing party.

(b)         Upon termination of his employment hereunder, the Executive shall promptly turn over to the Company all originals and copies which he may have of any of the Company’s confidential information described in this Section 9.

(c)          Nothing in the foregoing provisions of this Section 9 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer  other than the Company, non-confidential information which was acquired by him during the course of his employment with the Company, and which is generally known to persons of his experience in other companies in the same industry.

10.         INTELLECTUAL PROPERTY.  The Executive hereby sells, transfers, and assigns to the Company, or to any person or entity designated by the Company, the entire right, title, and interest of the Executive in and to all inventions, ideas, discoveries, and improvements (including, without limitation, all microorganisms, strains or cultures) whether patented or unpatented, and copyrightable material made, conceived or reduced to practice by the Executive, solely or jointly, during the term hereof, which arise out of research or other activities conducted by, for or under the direction of the Company, whether or not conducted at the Company’s facilities, or which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company.  The Executive acknowledges that all copyrightable materials developed or produced by the Executive within the scope of his employment constitute works made for hire.  The Executive shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details, and data pertaining to any such inventions, ideas, discoveries, and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents and shall give such testimony as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereof.  Any such invention, idea, discovery or improvement disclosed by the

Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this Section 10 unless proved to have been first conceived and made following such termination.

11.         COVENANTS NOT TO COMPETE OR INTERFERE.

(a)          Subject to Section 11(b) below, during the term of this Agreement and the period ending twenty-four (24) months from and after the termination of the Executive’s employment hereunder, the Executive shall not engage in any business (whether as an officer, director, owner, employee, partner, consultant, advisor or other direct or indirect participant) engaged in the development or sale of products for the treatment of lysosomal storage disorders. The Company and the Executive hereby agree as of the date hereof that this Section 11(a) shall only apply to BioMarin Pharmaceutical Inc., Amgen Inc. and Genzyme Corporation and any subsidiary or affiliate of such companies. This Agreement shall not be construed to restrict the Executive’s right to be employed as a faculty member of any university or employee of any nonprofit agency or foundation after any termination of this Agreement where this covenant not to compete shall continue to be in effect.  During the period in which this covenant not to compete is in effect the Executive also shall not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant, research partner or investor of the Company.

(b)         If this Agreement is terminated by the Company pursuant to Section 7(a)(iii) above or Section 7(c) above, the provisions of the first sentence of Section 11(a) shall apply until twelve (12) months from and after such termination.

(c)          It is the desire and intent of the parties that the provisions of this Section 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular Subsection or portion of this Section 11 shall be adjudicated to be invalid or unenforceable, this Section 11 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(d)         In the event of any breach of the provisions of this Section 11 by the Executive, any and all rights of the Executive to receive severance payments under Section 7(b) and (c) above shall automatically terminate.

12.              INJUNCTIVE RELIEF.  If there is a breach or threatened breach of the provisions of Section 9, 10, or 11 of this Agreement, the Company shall be entitled to an injunction, without bond, restraining the Executive from such breach.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

13.              INSURANCE.  The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examinations and supply such information as may be required in connection therewith.

14.         INDEMNIFICATION.  The Company and the Executive have entered into that certain Indemnification Agreement, dated as of the date hereof, providing for indemnification of the Executive by the Company on the terms and conditions set forth therein.

15.         EXPENSES.  The Company shall reimburse the Executive for the reasonable fees and expenses of his counsel, not to exceed $10,000 in the aggregate, in connection with the negotiation of this Agreement and all related agreements.

16.         NOTICES.  Any notice required or permitted to be given under this Agreement to the Executive shall be sufficient if in writing and if sent by certified or registered mail to his residence, or in the case of the Company, to Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, MA 02139, Attention: Board of Directors, or to such other offices or addresses as the company shall designate from time to time in writing to the Executive.  Any such notice shall be effective on the earlier of (a) the date on which it is personally delivered or (b) three (3) days after it is deposited in the United States mails, postage prepaid.

17.         WAIVER OF BREACH.  A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18.         GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.

19.         ASSIGNMENT.  This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity which succeeds to the business of the Company or which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder.

20.         ENTIRE AGREEMENT.  This Agreement, together with the Indemnification Agreement and the Stock Options, contains the entire agreement of the parties and supersedes any prior understandings or agreements between the Executive and the Company.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

TRANSKARYOTIC THERAPIES, INC.

By:	/s/ Rodman W. Moorhead III
Rodman W. Moorhead III
Chairman of the Board of Directors

EXECUTIVE

/s/ Michael J. Astrue
Michael J. Astrue